Exhibit (a)(1)(M)

FOR IMMEDIATE RELEASE

NICE Announces Closing of Mattersight Acquisition,
Introducing a New Generation of Customer Analytics

The combination of NICE and Mattersight brings together behavioral and cloud analytics innovators to provide smarter connections between customers and organizations

Hoboken, N.J., August 20, 2018 – NICE (Nasdaq: NICE) today announced the completion of its acquisition of Mattersight Corporation (Nasdaq: MATR). The finalization of this deal brings together the market’s leading behavioral analytics and cloud innovators, empowering organizations to provide exceptional customer experience through deep understanding of the customer persona. For the first time, organizations can benefit from the market’s most advanced analytics in the cloud, while driving personalization and efficiently creating real-time connections between customers and service.

Mattersight's Predictive Behavioral Routing (PBR) intelligently pairs customers with the right agents best equipped to handle their personality style in real time. Integrating Mattersight PBR with NICE Nexidia’s advanced Interaction Analytics creates a powerful new paradigm in the customer service market providing organizations a combined understanding of the entire customer journey together with a holistic view of the customer persona. It establishes a new, smarter way of connecting consumers and service organizations which results in more productive and positive call outcomes, better business performance and exceptional customer experiences.

The acquisition of Mattersight further enhances NICE inContact CXone™, the world’s #1 cloud customer experience platform. Using Mattersight PBR, organizations will additionally benefit from CXone Omnichannel Routing by leveraging behavioral analytics to make the best, smartest connections executed in real-time.

Paul Stockford, Chief Analyst, Saddletree Research, said: "With the completion of the acquisition of Mattersight, and the combined power of Mattersight Predictive Behavioral Routing (PBR) with NICE Nexidia Analytics, NICE is literally redefining the customer experience. Combining intelligent, personality-based call routing with NICE Nexidia’s predictive outcomes-based call routing and making this unique innovation a part of NICE CXone cloud platform is destined to be a significant turning point in the evolution of customer care."

Barak Eilam, CEO, NICE, said: “We're excited to welcome Mattersight to NICE. Being a leading cloud analytics company, I am proud to provide our customers with innovative technology that will allow them to deliver the next generation of smart, personalized customer connections.”

Tender Offer Results

The acquisition of Mattersight was completed following the expiration, August 17, 2018, of the tender offer by a subsidiary of NICE Ltd. for all of the outstanding shares of Mattersight’s common stock and preferred stock. Excluding Mattersight shares tendered by notice of guaranteed delivery, more than 50% of Mattersight’s outstanding shares, voting together as a single-class on an as-if converted to common stock basis, were validly tendered into and not validly withdrawn from the tender offer pursuant to Section 251(h) of the Delaware General Corporation law, according to the depositary for the tender offer.

Following its acceptance of the shares tendered in the tender offer, pursuant to Section 251(h) of the Delaware General Corporation Law, NICE merged its subsidiary with and into Mattersight. In connection with the merger, all Mattersight shares of common stock and preferred stock not validly tendered into the tender offer have been cancelled and converted into the right to receive, in the case of Mattersight’s common stock, $2.70 per share in cash and, in the case of Mattersight’s preferred stock, $7.80 per share in cash plus accrued and unpaid dividends as of immediately prior to the closing, which are the same prices per share offered in the tender offer. As a result of the acquisition, Mattersight shares of common stock will cease to be traded on Nasdaq.

About NICE

NICE (Nasdaq: NICE) is the world’s leading provider of both cloud and on-premises enterprise software solutions that empower organizations to make smarter decisions based on advanced analytics of structured and unstructured data. NICE helps organizations of all sizes deliver better customer service, ensure compliance, combat fraud and safeguard citizens. Over 25,000 organizations in more than 150 countries, including over 85 of the Fortune 100 companies, are using NICE solutions. www.nice.com.

NICE ■ 221 River Street, 10th Floor, Hoboken, NJ 07030 ■ Tel: +1 551-256-5000 ■ Fax: +1 551-256-5252 ■ www.nice.com

Corporate Media Contact

Christopher Irwin-Dudek, 201-561-4442, chris.irwin-dudek@nice.com

Investors

Marty Cohen, +1 551 256 5354, ir@nice.com, ET

Yisca Erez +972 9 775 3798, ir@nice.com, CET

Trademark Note: NICE and the NICE logo are trademarks or registered trademarks of NICE Ltd. All other marks are trademarks of their respective owners. For a full list of NICE’s marks, please see: www.nice.com/nice-trademarks.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including the statements by Mr. Eilam, are based on the current beliefs, expectations and assumptions of the management of NICE Ltd. (the Company). In some cases, such forward-looking statements can be identified by terms such as believe, expect, may, will, intend, project, plan, estimate or similar words. Forward-looking statements are subject to a number of risks and uncertainties that could cause the actual results or performance of the Company to differ materially from those described herein, including but not limited to the expected benefits of the acquisition of Mattersight, the impact of the global economic environment on the Company’s customer base (particularly financial services firms) potentially impacting our business and financial condition; competition; changes in technology and market requirements; decline in demand for the Company's products; inability to timely develop and introduce new technologies, products and applications; difficulties or delays in absorbing and integrating acquired operations, products, technologies and personnel (including those of Mattersight); loss of market share; an inability to maintain certain marketing and distribution arrangements; and the effect of newly enacted or modified laws, regulation or standards on the Company and our products. For a more detailed description of the risk factors and uncertainties affecting the company, refer to the Company's reports filed from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 20-F. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company undertakes no obligation to update or revise them, except as required by law.